SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                               Exchange Act of 1934

 Filed by the Registrant   X
 Filed by a Party other than the Registrant ___
 Check the appropriate box:
   __ Preliminary Proxy Statement
   __ Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
   X  Definitive Proxy Statement
   __ Definitive Additional Materials
   __ Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

                      WAUSAU-MOSINEE PAPER CORPORATION
            (Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement if other than the Registrant)

 Payment of Filing Fee (Check the appropriate box):

   X No fee required

  __ Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

  __ Fee paid previously with preliminary materials.

  __ Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: ___________________________
     (2)  Form, Schedule or Registration Statement No:______________
     (3)  Filing Party: ___________________________
     (4)  Date Filed: ___________________________

                      WAUSAU-MOSINEE PAPER CORPORATION
                          1244 KRONENWETTER DRIVE
                      MOSINEE, WISCONSIN 54455-9099



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          _____________________

    The annual meeting of shareholders of Wausau-Mosinee Paper Corporation will be held at The Wausau Club, 309 McClellan Street, Wausau, Wisconsin, on Thursday, April 18, 2002, at 2:00 p.m., local time. The following proposals will be considered by shareholders at the annual meeting:

     1.   The election of two Class III directors; and

     2.   Any other business that properly comes before the meeting.

     The record date for determining the holders of common stock entitled to notice of and to vote at the annual meeting or any adjournment thereof is the close of business on February 21, 2002.


     PLEASE PROMPTLY VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

     March 18, 2002
                                          By order of
                                          the Board of Directors

                                          SCOTT P. DOESCHER

                                          Scott P. Doescher
                                          Secretary

 WAUSAU-MOSINEE PAPER CORPORATION                 MARCH 18, 2002
 1244 KRONENWETTER DRIVE
 MOSINEE, WISCONSIN  54455-9099

                             PROXY STATEMENT
                                   FOR
                     ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD APRIL 18, 2002


                         SOLICITATION OF PROXIES

    We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Wausau-Mosinee Paper Corporation for use at the 2002 annual meeting of shareholders, including any adjournment thereof. The annual meeting will be held at 2:00 p.m., at The Wausau
 Club, 309 McClellan Street, Wausau, Wisconsin on April 18, 2002.

                     PROXIES AND VOTING PROCEDURES

 YOUR VOTE

     Your vote is important. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy promptly in order to be sure that your shares are voted. You may revoke your proxy at any time before it is voted by giving written notice to the Secretary of the company at our principal office in Mosinee, Wisconsin, by filing another duly executed proxy bearing a later date with the Secretary, or by giving oral notice to the presiding officer at the annual meeting.

     All shares represented by your properly completed proxy which have been submitted to the company prior to the meeting (and which have not been revoked) will be voted in accordance with your instructions. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A PROPOSAL, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.

     If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies in the proxy form furnished to you by the Board will have discretion to vote on those matters according to their best judgment to the same extent as you would be entitled to vote. As of the date of this proxy statement, we do not anticipate that any other matters will be presented to the annual meeting.
                                  -1-
 SHAREHOLDERS ENTITLED TO VOTE

     GENERAL. Shareholders at the close of business on the record date are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each proposal properly brought before the annual meeting. Votes cast by proxy or in person at the annual meeting will be tabulated by an inspector of elections appointed by the Board. On the record date, there were 51,511,091 shares of common stock outstanding.

     DIVIDEND REINVESTMENT PLAN AND COMMON STOCK PURCHASE PLAN PARTICIPANTS. If you are a participant in the Dividend Reinvestment and Stock Purchase Plan or Common Stock Purchase Plan, your proxy will also serve to direct the plan administrator to vote any shares of common stock held for you under either plan at the close of business on the record date. Shares beneficially owned by participants in the plans for which no proxy or other voting directions are received will not be voted. Your form of proxy will permit you to vote the shares held in the plan.

     401(K) PLAN PARTICIPANTS. If you are a participant in our 401(k) plan you may vote an amount of shares equivalent to the interest in our common stock credited to your account as of the record date. Your proxy card will serve as voting instructions for the trustee of the 401(k) plan. If you own shares through the 401(k) plan and do not vote, the plan trustees will vote the plan shares in the same proportion as shares for which instructions were received under the plan. Your form of proxy will permit you to vote the shares held in the plan.

 QUORUM, REQUIRED VOTE AND RELATED MATTERS

     QUORUM. A quorum is present if a majority of the votes entitled to be cast on a proposal are represented at the annual meeting in person or by proxy. For purposes of determining a quorum, shareholders who are present in person or are represented by proxy, but who abstain from voting, are considered present and count toward the determination of the quorum. Shares reported as broker non-votes are also considered to be shares present for purposes of determining whether a quorum is present.

     BROKER NON-VOTES. If you hold shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the proposals to be voted upon. Brokers or nominees who are the holders of record of company common stock for customers generally have discretionary authority to vote on certain routine matters. However, such brokers generally will not have authority to vote on other matters if they have not received instructions from their customers. If you do not give your broker or nominee specific instructions, your shares may not be voted on those proposals or counted in determining the number of shares necessary for approval. In determining the vote of a shareholder on matters for which a broker or nominee does not have the authority to vote shares held of record by the broker or nominee, the shares will be recorded as a "broker non-vote."

     ELECTION OF DIRECTORS. Directors are elected by a plurality of the votes cast. For this purpose, a "plurality" means that the individuals receiving the largest number of votes are elected as directors, up to the maximum of the two directors to be chosen at the annual
                                  -2-
 meeting. You may vote in favor of the nominees specified on the accompanying proxy form or may withhold your vote as to one or more of such nominees. Shares withheld or not otherwise voted in the election of directors (because of abstention, broker non-vote, or otherwise) will have no effect on the election of directors.

     ALL OTHER PROPOSALS. As of the date of this proxy statement, we do not anticipate that any other proposals will be brought before the annual meeting. Generally, proposals other than the election of directors which are brought before the meeting will be approved if the votes cast for the proposal exceed the votes cast against the proposal.

 COSTS OF SOLICITATION

     In addition to solicitation by mail, our officers, directors and regular employees may solicit proxies in person or by telephone, facsimile, electronic mail or other forms of communication. Expenses in connection with the solicitation of proxies, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding proxy material to beneficial owners of our common stock, will be borne by us.

 PROXY STATEMENT PROPOSALS

     Any shareholder who intends to present a proposal at the annual meeting to be held in 2003 must deliver the written proposal to the Secretary of the company at our office in Mosinee, Wisconsin:

     o not later than November 15, 2002, if the proposal is submitted for inclusion in our proxy materials for the 2003 meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

     o or after January 18, 2003, and on or before February 17, 2003, if the proposal is submitted pursuant to our bylaws, in which case we are not required to include the proposal in our proxy materials.

 Shareholders may present a proposal at the 2003 annual meeting for consideration only if proper notice of the proposal has been given in accordance with one of these requirements. Nominations for director made from the floor at the annual meeting of shareholders to be held in 2003 require advance notice in accordance with the bylaws.

 HOUSEHOLDING OF ANNUAL MEETING MATERIALS

     We intend to begin "householding" for all relevant accounts for the annual meeting to be held in 2003 in order to reduce the volume of duplicate information you receive and our expenses in printing and mailing that duplicate information. "Householding" means that we will send a single set of our annual report and proxy statement to any household at which two or more shareholders reside if we believe that those shareholders are members of the same family or otherwise share the same address. Each shareholder will continue to receive a separate proxy
                                  -3-
 card. A separate notice has been enclosed with this proxy statement to shareholders who will be affected by our decision to implement the householding rules for 2003.

     Some banks, brokers and other nominee record holders may be householding proxy statements and annual reports this year for shareholders whose accounts are held in street name. This means that only one copy of our proxy statement or annual report to shareholders may have been sent to multiple shareholders in each household. We will promptly deliver a separate copy of either document to any shareholder upon written or oral request to the Secretary, Wausau-Mosinee Paper Corporation, 1244 Kronenwetter Drive, Mosinee, WI 54455-9099, telephone: (715) 693-4470.
 Any shareholder whose shares are held in street name and who wants to receive separate copies of the proxy statement or annual report to shareholders in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact the shareholder's bank, broker, or other nominee record holder, or the shareholder may contact the Secretary of the company at the above address and phone number.

              PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     At the annual meeting, shareholders will be asked to elect two Class III directors for terms of office which will expire at the annual meeting of shareholders to be held in 2005. Upon recommendation of its Nominating

 Committee, the Board nominated Gary W. Freels and Thomas J. Howatt for election as Class III directors. Each of the candidates has consented to serve if elected, but in the event one or more of the nominees is not a candidate at the annual meeting, it is the intention of the proxies to vote for such substitute or substitutes as may be designated by the Board.

     The Board is composed of three classes consisting of three Class I and Class II directors, respectively, and two Class III directors. One class of directors is to be elected at each annual meeting of shareholders to serve a three-year term. No person may be elected a director if that person has attained age 70 as of the date of the election.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE TWO NOMINEES FOR CLASS III DIRECTOR. The following table sets forth information concerning the business background and experience of the nominees for reelection and all continuing directors. Unless specified, all current positions listed for a nominee or director have been held for at least five years.

                           PRINCIPAL OCCUPATION                 CLASS AND YEAR
                           AND OTHER                            WHICH TERM        DIRECTOR
 NAME AND AGE              DIRECTORSHIPS                        WILL EXPIRE       SINCE
 NOMINEES
 Gary W. Freels, 53       President, Alexander Properties, Inc.    Class III     1996
                          (investment management); formerly             2005
                          President, M&I First American
                          Bank (1992-1995)
                                  -4-
 Thomas J. Howatt, 52     President and Chief Executive Officer    Class III     2000
                          of the Company since August, 2000;            2005
                          formerly Senior Vice President, Printing
                          & Writing Group (1997-2000) and
                          Vice President and General Manager,
                          Printing & Writing Division (1994-1997)

 CONTINUING DIRECTORS
 Walter Alexander, 67     President of Alexander Lumber              Class I     1997
                          Co.; also a director of Old Second            2003
                          Bancorp, Inc.; formerly a director
                          of Mosinee Paper Corporation (1987-1997)

 San W. Orr, Jr., 60      Chairman of the Board of the Company       Class I     1970
                          and Advisor, Estates of A.P. Woodson          2003
                          and Family; Chief Executive Officer
                          of the Company (2000; 1994-1995);
                          formerly Chairman of the Board
                          (1987-1997) and a director (1972-1997)
                          of Mosinee Paper Corporation; also a
                          director of Marshall & Ilsley Corporation

 David B. Smith, Jr., 63  Consultant; formerly Vice President,       Class I     1972
                          Labor Relations, Weyerhaeuser Company         2003

 Harry R. Baker, 69       Former President and Chief                Class II     1992
                          Executive Officer, Marathon Electric          2004
                          Manufacturing Corporation
                          (1989-1998); formerly a director of
                          Mosinee Paper Corporation (1995-1997)

 Richard L. Radt, 70      Vice Chairman of the Board of the         Class II     1997
                          Company; President and Chief Executive        2004
                          Officer and a director of the Company
                          (1977-1987); formerly Vice Chairman
                          (1993-1997) and President and Chief
                          Executive Officer (1988-1993) of Mosinee
                          Paper Corporation

 Dennis J. Kuester, 60    President and CEO and a director of       Class II     2001
                          Marshall & Ilsley Corporation; also           2004
                          Chairman and CEO of M&I Marshall &
                          Ilsley Bank, Chairman of the Board and
                          director of Metavante Corporation and a
                          director of Modine Manufacturing Company

 COMMITTEES AND MEETINGS

     The Board met nine times in 2001. Each of the directors attended at least 75% of the total number of the meetings of the Board and the committees on which they served during the last fiscal year.

     The standing committees of the Board include the Audit, Executive Compensation & Bonus, and Nominating Committees.
                                  -5-
     As part of its duties, the Audit Committee recommends to the Board the engagement of our independent auditor and reviews with the auditor the scope and results of the audit, our internal system of accounting controls, auditor independence, financial reporting matters, and the other professional services provided by the auditor. The members of the Audit Committee also serve on the Board's Oversight Committee which is charged with monitoring our program to maintain legal and ethical standards. Mr. Baker, Mr. Alexander, Mr. Freels and Mr. Kuester are members of the Audit Committee. The Committee met nine times during 2001. See "Audit Committee Report."

     The Executive Compensation & Bonus Committee reviews management compensation matters and makes recommendations to the Board concerning the compensation levels and programs of our executive officers. The Committee met three times in 2001. Mr. Orr, Mr. Radt, Mr. Baker and Mr. Smith serve as members of the Committee. The Board's Option and SAR Committee reviews and grants, as it deems appropriate, options, stock appreciation rights, and dividend equivalents. Mr. Alexander, Mr. Baker, Mr. Freels, and Mr. Smith serve on the Option and SAR Committee. See "Committees' Report on Compensation Policies."

     The Nominating Committee considers and recommends to the Board nominees for election as directors. Inquiries concerning nominations with pertinent background information should be directed to the Chairman of the Nominating Committee in care of the company. Mr. Orr, Mr. Radt, Mr. Alexander and Mr. Freels serve on the Nominating Committee. The committee met once in 2001.

 DIRECTOR COMPENSATION

     Directors are paid a retainer of $2,000 per month and $1,000 for each
 meeting of the Board attended.   Mr. Smith participates in our health
 insurance plan and the other directors who are officers of the company receive salaries and benefits related to their duties. No other director received more than the standard arrangements described above.

     The Directors' Deferred Compensation Plan provides that directors may elect each year to defer some or all of the fees otherwise payable in cash during the year. Amounts deferred become payable in cash in a lump sum or in quarterly installments after a director's termination of service. In the event a director's service terminates because of a change of control of the company, as defined in the plan, payment of all deferred amounts will be made in a lump sum. During the period in which payment is deferred, a director may elect that the deferred fees be credited with interest at the prime rate in effect as of each calendar quarter at The Chase Manhattan Bank of New York or that the deferred fees be converted into common stock equivalent units. If common stock equivalent units are elected, the director's account is also credited with stock equivalent units representing the common stock which could have been purchased with the cash dividends which would have been paid on the accumulated stock equivalent units had the units been actual common stock. Stock equivalent units are converted to cash based upon the fair market value of the common stock at the time of distribution. During 2001, Mr. Alexander, Mr. Baker, Mr. Howatt, Mr. Freels, and Mr. Kuester participated in the plan and deferred all or a portion of the retainer or meeting fees otherwise payable to them.
                                  -6-
     Our retirement policy for directors provides for the payment of retirement benefits for directors who have served on the Board for at least five years prior to their termination of service. A retired director's monthly benefit is equal to the monthly retainer and meeting fees in effect at his termination of service and is paid for a period of time equal to the retired director's period of service on the Board, including service on the board of directors of Mosinee Paper Corporation prior to December 17, 1997. Retirement benefits terminate at death and are accelerated in the event of a change of control of the company, as defined in the policy.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 2001, we engaged in various business transactions with companies for which some of our directors serve as directors or officers. Each of these transactions was done in the ordinary course of business and at prices and on terms prevailing at the time for comparable transactions with unrelated persons. These transactions included banking and trust services provided by subsidiaries of Marshall & Ilsley Corporation, for which Mr. Kuester serves as President and CEO and Mr. Kuester and Mr. Orr serve as board members. We believe that none of the transactions were material to us or the other companies or individuals involved. We expect that similar transactions in the ordinary course of our business will continue in the future.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth, based on statements filed with the SEC or information otherwise known to us, the name of each person believed by us to own more than 5% of our common stock and the number of shares of common stock held by each person.

                                           COMMON SHARES    PERCENT OF
 NAME AND ADDRESS                        BENEFICIALLY OWNED   CLASS
 Wilmington Trust Company ...................9,465,785       18.38%
 Rodney Square North
 1100 N. Market Street
 Wilmington, DE  19890-0001

 Trustees of David B. Smith Family Trust ....3,172,517{ (1)}  6.16%
 1206 E. Sixth Street
 Merrill, WI  54452

      {(1)}David B. Smith, Jr., Thomas P. Smith, Margaret S. Mumma and Sarah S.
           Miller are the co-trustees of the David B. Smith Family Trust
           (the "Trust") which owns 2,368,372 shares of common stock.
           Including common stock which is beneficially owned by the trustees on an individual basis and common stock owned by the Trust, each of the trustees has sole or shared investment authority with respect to the following percentages of common stock: David B. Smith, Jr., 4.69%; Thomas P. Smith, 4.76%; Margaret S. Mumma, 5.32%; and Sarah
           S. Miller, 5.18%.

     The following table sets forth the number of shares of common stock beneficially owned as of the record date by each of the directors, each person nominated to become a director, each of our current executive officers named in the summary compensation table and all such nominees, directors and executive officers as a group.

                                                            COMMON STOCK      PERCENT OF
 NAME                                                    BENEFICIALLY OWNED     CLASS
 Walter Alexander                                                31,212 {(1)}      *
 Harry R. Baker                                                  28,473 {(1)}      *
 Gary W. Freels                                                 995,085 {(2)}   1.93%
 Thomas J. Howatt                                               506,041 {(1)}      *
 Dennis J. Kuester                                               15,000 {(3)}      *
 San W. Orr, Jr.                                              1,195,820 {(4)}   2.31%
 Richard L. Radt                                                 48,546 {(1)}      *
 David B. Smith, Jr.                                          2,417,491 {(5)}   4.69%
 Stuart R. Carlson                                              129,791 {(1)}      *
 David L. Canavera                                              167,514 {(1)}      *
 Dennis M. Urbanek                                              148,369 {(1)}      *
 John J. Schievelbein                                           100,000 {(1)}      *

 All directors and executive officers as a group (15 persons) 5,994,080 {(6)}  11.31%

     *Less than 1%
      {(1)}Includes shares which may be acquired through the exercise of options on or before 60 days.
      {(2)}Includes 975,065 shares of common stock held by two charitable foundations of which Mr. Freels serves as president and/or a director.
      {(3)}The Marshall & Ilsley Trust Company is trustee of the company's retirement plans and holds our common stock as such trustee and in its various other fiduciary capacities, including the shares held as custodian of the
           David B. Smith Family Trust described in note (5).  Mr. Kuester is the
           President and a director of Marshall & Ilsley Corporation, the parent corporation of the Trust Company.  Mr. Kuester disclaims any beneficial interest in the shares held of record by the Trust Company.
      {(4)}Includes 686,011 shares as to which Mr. Orr exercises shared voting and investment power (and as to which beneficial ownership is disclaimed) and shares which may be acquired through the exercise of options on or before 60 days.
      {(5)}David B. Smith, Jr. is a co-trustee of the David B. Smith Family
           Trust which holds 2,368,372 shares of common stock.  Also includes shares which may be acquired through the exercise of options on or before 60 days.
           See note (1) under the preceding table.
      {(6)}The shares disclosed incorporate footnotes (1) - (5).

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires directors and officers and persons who own more than 10% of the common stock outstanding ("reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Reporting persons are also required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by them with the SEC. We review copies of the Section 16(a) forms received by us or rely upon written representations from certain of these reporting persons to determine compliance with the Section 16(a) regulations for purposes of this proxy statement. Based on our review of these reports and the representations of the reporting persons, we believe that all reports required to be filed by Section 16(a) were filed on a timely basis.

                   COMPENSATION OF EXECUTIVE OFFICERS

 SUMMARY COMPENSATION TABLE

     The table below sets forth compensation earned by, or awarded or paid by us to, the CEO as of December 31, 2001, and to each of our four most highly compensated executive officers as of December 31, 2001, whose salary and bonus exceeded $100,000 for the last fiscal year.

                         SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                      LONG TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                                    OTHER ANNUAL     OPTIONS/  ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR      SALARY{(1)}      BONUS    COMPENSATION($)  SARS(#)  COMPENSATION
 Thomas J. Howatt,              2001        $452,083      $113,021      $0          18,000*    $ 59,165{(2)}
 President and CEO              2000        $335,345      $ 71,413      $0         382,500*    $ 18,570
                                1999        $247,841      $ 61,631      $0          86,205*    $  3,360
 Stuart R. Carlson, Executive   2001        $281,592      $ 70,375      $0          18,000*    $  4,092{(3)}
 Vice President, Administration 2000        $261,593      $ 36,715      $0          42,500*    $  3,570
                                1999        $247,126      $ 36,963      $0          29,600*    $  3,360
 David L. Canavera, Senior Vice 2001        $212,592      $108,885      $0          18,000*    $  3,570{(4)}
 President, Towel & Tissue      2000        $212,000      $100,287      $0          17,500*    $  3,570
 Group                          1999        $204,643      $ 83,011      $0          31,840*    $  3,360
 Dennis M. Urbanek, Senior Vice 2001        $215,444      $ 48,459      $0          18,000*    $  4,942{(3)}
 President, Engineering and     2000        $215,000      $ 49,450      $0          42,500*    $  3,570
 Environmental Services         1999        $205,379      $ 51,355      $0          28,520*    $  3,360
 John J. Schievelbein, Senior   2001        $182,221      $ 49,016      $0          18,000*    $  4,306{(3)}
 Vice                           2000        $137,744      $ 45,240      $0          88,500*    $ 18,570
 President, Printing & Writing
 Group

      *Options to acquire common stock.
      {(1)}Includes compensation deferred by officers under 401(k) plan.
      {(2)}Director's fees of $30,000, 401(k) contribution of $3,570, and credits of $25,595 payable under the company's flexible benefit plan.
           Mr. Howatt's fees were deferred under the Deferred Compensation Plan for
           Directors described under the caption "Director Compensation."
      {(3)}Contributions of $3,570 under 401(k) plan and credits payable under the company's flexible benefit plan to:  Mr. Carlson, $522; Mr. Urbanek,
           $1,372; and Mr. Schievelbein, $736.
      {(4)}Contributions under 401(k) plan.

                                  -10-

 STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

      GRANTS. We maintain stock appreciation rights ("SAR") and stock option plans pursuant to which grants may be made to key employees. The following grants were made in 2001 to executive officers named in the summary compensation table.

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR
                             INDIVIDUAL GRANTS                                   ALTERNATIVE
                                                                                 GRANT DATE
                                                                                   VALUE

                                 % OF TOTAL             MARKET PRICE
                                 OPTIONS/SARS            OF STOCK ON
                                 GRANTED TO   EXERCISE OR  DATE OF                GRANT DATE
                   OPTIONS/SARS  EMPLOYEES IN BASE PRICE   GRANT    EXPIRATION    PRESENT
 NAME               GRANTED(#)*  FISCAL YEAR  ($/SH)                  DATE        VALUE${ (1)}
 Mr. Howatt        18,000{(2)}      4.04%    $ 10.71    $ 10.71     12/13/21       $68,580

 Mr. Carlson       18,000{(2)}      4.04%    $ 10.71    $ 10.71     12/13/21       $68,580

 Mr. Canavera      18,000{(2)}      4.04%    $ 10.71    $ 10.71     12/13/21       $68,580

 Mr. Urbanek       18,000{(2)}      4.04%    $ 10.71    $ 10.71     12/13/21       $68,580

 Mr. Schievelbein  18,000{(2)}      4.04%    $ 10.71    $ 10.71     12/13/21       $68,580

        *  All grants in 2001 were stock options.
      {(1)}Determined pursuant to Black-Scholes option pricing model.  The material assumptions and adjustments incorporated into the Black-Scholes model in estimating the value of the options reflected in the above table include
           (a) an option term of 20 years; (b) risk-free rate of return (represented by the interest rate on long-term U.S. Treasury securities with maturity date corresponding to the term on the grant date); (c) volatility calculated using daily stock prices for the 36-month period prior to the grant date; (d)
           dividends representing the annualized dividend paid with respect to the underlying common stock; and (e) reductions to reflect the probability of a
                                  -11-
           shortened term due to termination of employment prior to the option expiration date. The particular assumptions used for each grant date are:

             GRANT    RISK-FREE                      ANNUAL   REDUCTION FOR
             DATE     RATE OF                       DIVIDEND    SHORTENED
                      RETURN   VOLATILITY DIVIDENDS  YIELD         TERM

            12/13/2001  5.02%    45.0%     $0.34      3.17%       15.1%

           The actual value, if any, a grantee will realize upon exercise of an option will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.  See "Committees'
           Report on Compensation Policies--Stock Based Compensation."
      {(2)}Subject to satisfaction of financial performance conditions by the company for fiscal 2002.

      EXERCISE AND YEAR-END VALUE. The following table sets forth information regarding the exercise of stock options or SARs in 2001 by each of the executive officers named in the summary compensation table and the December 31, 2001 value of unexercised, in-the-money stock options or SARs held by each such person.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                     Number of Unexercised         Value of Unexercised In-the-
               Shares      Value     Options/SARs at FY-End(#)     Money Options/SARs at FY-
               Acquired on Realized                                End($)
 Name          Exercise(#) ($)       Exercisable    Unexercisable  Exercisable         Unexercisable
 Mr. Howatt        0        0        492,817*       18,000*       $1,134,550*{(1)}     $22,140*
                                      22,183<dagger>     0        $  227,802           $     0
 Mr. Carlson       0        0        128,800*       18,000*       $  197,823*          $22,140*
                                      46,200<dagger>     0        $  225,128<dagger>   $     0
 Mr. Canavera      0        0        119,200*       18,000*       $   62,524*          $22,140*
                                      30,800<dagger>     0        $  146,073<dagger>   $     0
 Mr. Urbanek       0        0        131,520*       18,000*       $  127,364*          $22,140*
                                      18,480<dagger>     0        $   83,912<dagger>   $     0
 Mr. Schievelbein  0        0        100,000*       18,000*       $  250,974*          $22,140*

        *       Options.
        <dagger>SARs exercisable only for cash.  In cases of SAR valuations, includes, in cases where the grant so provides, the value of hypothetical shares credited to grantee under provision in SAR grant which assumes cash dividends are paid on underlying shares and invested in hypothetical common stock.
        {(1)}   Value of options with respect to 32,444 shares includes the value of hypothetical shares credited under the Dividend Equivalent Plan which assumes cash dividends are paid on underlying shares and invested in hypothetical common stock.

 RETIREMENT BENEFITS

     Our retirement plan bases a participant's pension on the value of a hypothetical account balance in the plan. Participants in the plan as of December 31, 1998, received a beginning cash balance account in an amount equal to the present value of their benefit under the former retirement plan formula which was based on years of credited service and covered compensation, with an offset to reflect our contribution to Social Security. In addition, non-union participants as of December 31, 1998 received a special one-time transition credit in an amount equal to a specified percentage varying with age, multiplied by credited service and 1998 covered compensation. A participant will receive an annual credit to his account equal to 4.25% of covered compensation up to the Social Security taxable wage base and 8.5% of the covered compensation in excess of the taxable wage base, plus an interest credit on all prior accruals equal to the one year Constant Maturity U.S. Treasury rate. The benefit payable under the plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the plan on December 31, 1998 and who retire on or before December 31, 2006 will receive a minimum benefit equal to the benefit they would have received under the plan formula as in effect on December 31, 1998.

     Executive officers also participate in a nonqualified supplemental retirement plan under which benefits are determined by compensation without regard to limitations contained in the cash balance plan. The supplemental plan will provide an executive officer with a retirement
                                  -13-
 benefit equal to 50% of his average salary and bonus upon retirement at age 62 after 10 years of service as an executive officer. The supplemental plan provides for an offset of benefits payable under the cash balance plan.

 Accrued benefits under the supplemental plan will be paid in a lump sum in the event of a change of control of the company, as defined in the supplemental plan.

     Based on average covered compensation as of December 31, 2001, the following estimated single life annual benefits would be payable from the cash balance and supplemental retirement plans upon retirement at normal retirement age under the cash balance plan (age 65) to the following executive officers:

                                                    ADDITIONAL    TOTAL      AVERAGE
                    YEARS OF        QUALIFIED      SUPPLEMENTAL RETIREMENT   COVERED
 EXECUTIVE OFFICER  SERVICE{(1)}   PLAN BENEFIT    PLAN BENEFIT  BENEFIT   REMUNERATION
 Mr. Howatt             9            $51,000         $148,000    $199,000    $399,000
 Mr. Carlson           10            $17,000         $148,000    $165,000    $329,000
 Mr. Canavera          10            $17,000         $130,000    $147,000    $294,000
 Mr. Urbanek           11            $34,000         $ 91,000    $125,000    $250,000
 Mr. Schievelbein      11            $24,000         $ 51,000    $ 75,000    $178,000

     {(1)}Years of service as an executive officer under the supplemental plan.
          Vesting under the supplemental plan with respect to the listed officers requires attainment of age 55 and 10 years of service as an executive officer.
          All officers are vested in their accrued benefit under the cash balance plan.

 COMMITTEES' REPORT ON COMPENSATION POLICIES

     The Executive Compensation & Bonus Committee (the "Compensation Committee") establishes and reviews base salaries of executive officers and is responsible for the establishment and implementation of executive bonus and incentive programs and general compensation policies. The compensation program for executive officers may include various grants under stock option, SAR and dividend equivalent plans. The plans are administered by the Board's Option and SAR Committee which generally considers recommendations of the Compensation Committee with respect to grants, but has full discretion and control over whether a grant will be made and the amount and terms of any such grant. Insofar as this report includes a description of the compensation policies relating to the stock option, SAR and dividend equivalent plans, it is a joint report of the Compensation Committee and the Option and SAR Committee. Executive officers who served on the Compensation Committee do not participate in the Committee's determination of their own compensation.

     This report describes the policies of the committees and the company as in effect for the 2001 fiscal year. As circumstances change and one or more of the committees deem it appropriate, policies in effect from time to time for years after 2001 may change.
                                  -14-
     GENERAL
     The compensation policy is designed so that a significant portion of each executive officer's compensation package is directly related to the annual performance of the company and the performance of the company's common stock. The policy is designed to attract and retain individuals who have experience in the paper industry or who otherwise have particular training or skills which will satisfy particular requirements of the company. This policy is also intended to reward job performance which the Compensation Committee believes to be at or above the level expected of the company's executive officers. The total compensation paid to executive officers and the retirement and other fringe benefits provided by the company are designed to offer a level of compensation which is competitive with other companies in the paper industry. Some, but not all, of the companies used for purposes of compensation comparisons are included in the 47 companies which, in addition to the company's, comprise the Media General index of paper companies' stock performance under the heading "Stock Price Performance Graph." The Committee makes compensation comparisons only with those companies whose operations are similar to the company or which have operating units which are similar to the company. Given the disparity in size between companies which operate in the paper industry and the difficulty in determining the precise duties of executive officers of other companies, it is difficult to draw exact comparisons with the compensation policies of other companies. The determination of executive compensation is, therefore, subjective.

     The Compensation Committee is aware that, except for certain plans approved by shareholders, Section 162(m) of the Internal Revenue Code of 1986, as amended, limits deductions to $1 million for compensation paid to the CEO and each of the four most highly paid executive officers named in the summary compensation table who are officers on the last day of the year. No compensation paid in 2001 exceeded the deductible limit. The Committee intends that compensation paid to executives will qualify for this deduction and it reviews this limit and its application to the company's compensation policies as part of its compensation policy.

     BASE COMPENSATION
     The Compensation Committee does not rely on specific salary and benefit comparisons, but does periodically consider and review a general survey of paper industry compensation prepared by an independent compensation and benefit consultant in order to gauge the relationship of its executive officers' base salary and benefit levels to the levels of comparable operating units of larger paper companies. Annual increases in the base salary of each of the company's executive officers are determined in accordance with the Committee's policy of maintaining competitive salary levels with other paper industry companies (as discussed above), more general factors such as the rate of inflation, and individual job performance.

     Individual job performance in the prior fiscal year is the most important factor considered by the Compensation Committee in annual reviews and in determining appropriate increases in base salary. The CEO annually assesses the job performance of executive officers who report to him. The CEO's base salary is determined by the Committee on the same basis as that of the company's other executive officers, except that the Committee annually establishes performance criteria for the CEO and reviews his performance. Individual performance criteria generally include an evaluation of the
                                  -15-
 performance of the individual officer's fundamental duties and responsibilities, an evaluation of satisfaction of company-wide criteria for all salaried employees, and the extent to which specific individual performance goals used to measure incentive compensation have been achieved.

 INCENTIVE COMPENSATION BASED ON FINANCIAL PERFORMANCE OF THE COMPANY AND INDIVIDUAL PERFORMANCE
     The company maintains incentive reward plans for executive officers which provide for the payment of annual cash bonuses to participants if the company's annual financial and/or individual performance objectives are met.

 The criteria by which incentive awards are determined are based on the Compensation Committee's assessment of the total cash compensation available to executive officers as base salary and under the incentive plans and are designed to provide total annual cash compensation which is comparable to amounts paid to officers in comparable positions in the paper industry. The Committee can modify performance objectives during a fiscal year under any of the plans if an unusual or nonrecurring event occurs which would have a significant effect on the stated performance goals.

     In 2001, Mr. Howatt, Mr. Carlson, and Mr. Urbanek participated in a plan which provided for incentive compensation equal to a maximum of 75% of base salary based upon the company's earnings per share. Incentive bonuses were 0% at adjusted earnings per share (as defined in the plan) of $.37 and increased on a pro rata basis to the maximum percentage of salary at $1.09 per share. The officers could also earn an additional 25% of base salary upon achievement of individual performance objectives.

     Senior Vice Presidents of the operating groups each participated in a plan which provided for incentive compensation ranging from 0% of base salary to 50% of base salary, depending upon achievement of his operating group's targeted operating profit. Each also had the opportunity to earn 25% of base salary based upon achievement of individual performance objectives and 25% of base salary based on the earnings per share incentive bonus program described in the preceding paragraph.

     Criteria used in the assessment of Mr. Howatt's eligibility for incentive compensation based upon individual objectives included whether the company met capital spending targets, the increase in paper and pulp mill productivity, and the achievement of reductions in working capital. The individual performance objectives for executive officers other than the CEO vary by individual job responsibilities. They may include, for example, the successful negotiation of labor agreements, reductions in working capital, reductions in capital spending, increases in productivity and volume of product shipped, and reduction in operating costs.

     In all cases, earnings per share were adjusted for accruals on SARs, bonus expense, the effect of purchases of company stock under the stock repurchase program, and extraordinary items.

     STOCK BASED COMPENSATION
     Executive officers participate in stock option, SAR and dividend equivalent plans at various levels. The Option and SAR Committee may impose restrictions as to exercise or vesting of grants. The Option and SAR Committee has not established formal criteria by
                                  -16-
 which the size of plan grants are determined, but the committee considers the amount and terms of each grant already held by an executive officer in determining the size and terms of any new grant. The value of these grants are principally related to the long-term performance of the common stock and, therefore, provide an identity of interests between executive officers and the shareholders.

     COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Mr. Orr is Chairman of the Board and served on the Compensation Committee in 2001. None of the members of the Option and SAR Committee is an officer of the company.
                                             MEMBERS OF
           MEMBERS OF                        EXECUTIVE COMPENSATION
           OPTION AND SAR COMMITTEE          & BONUS COMMITTEE
              Walter Alexander                 San W. Orr, Jr.
              Harry R. Baker                   Harry R. Baker
              Gary W. Freels                   Richard L. Radt
              David B. Smith, Jr.              David B. Smith, Jr.

                 AUDIT COMMITTEE REPORT

     The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring (1) the integrity of the company's financial statements,
 (2) compliance by the company with legal and regulatory requirements and (3) the independence and the performance of the company's independent auditor.
 The Committee is responsible for matters concerning the relationship between the company and its independent auditor (including recommendations for the appointment or removal of the auditor), reviewing the scope of audit services and related fees, reviewing and approving any other services being provided by the auditor to the company, and determining whether the auditor is independent within the meaning of Securities and Exchange Commission ("SEC") rules.

     The Audit Committee operates under a charter which was adopted by the Board. As required by the charter, each member of the Committee meets the independence and experience standards of the New York Stock Exchange listing requirements.

      The Audit Committee recommended to the Board the engagement of Arthur Andersen LLP as the Company's independent auditor for the 2001 fiscal year. During the year, the Committee met at various times with senior members of the company's financial management team and the independent auditor (or the predecessor auditor) to review and discuss the company's financial statements, to discuss significant accounting issues which apply or may apply to the company, financial management issues, and the company's system of internal controls. The discussions of the company's system of internal controls included its senior internal auditing executive and involved discussions with the independent auditor of the internal audit department's responsibilities, budget and staffing.

     The Audit Committee met with the company's senior financial management team and the independent auditor to review the Company's audited financial
                                  -17-
 statements for the 2001 fiscal year prior to their issuance. At that meeting, the Committee received assurances from senior financial management that all financial statements had been prepared in accordance with generally accepted accounting principles. In addition, the Committee asked the independent auditor to address and respond to questions concerning the audited financial statements, the audit process and other related matters. This discussion centered on the following questions posed by the Committee to the independent auditor:

 o Are there any accounting judgments made by management in preparing the financial statements that would have been made differently had the auditor prepared and been responsible for the financial statements?

 o Based on the auditor's experience and its knowledge of the company, do the company's financial statements fairly present to investors, with clarity and completeness, the company's financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

 o Based on the auditor's experience and its knowledge of the company, has the company implemented all internal controls and internal audit procedures that are appropriate for the company?

     In connection with its review of the audited financial statements, the Audit Committee discussed with the independent auditor the independence of the firm under SEC rules for the purposes of expressing an opinion on the company's financial statements and considered whether the provision of nonaudit services is compatible with maintaining the auditor's independence. The Committee received from the independent auditor the written disclosure and the letter relating to the independence of the firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee also discussed with the independent auditor the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     Management has the primary responsibility for the company's financial statements and the overall reporting process. It is not the duty of the Audit Committee to conduct auditing or accounting reviews or procedures. The Committee acts only in an oversight capacity and it necessarily relies on the work and assurances provided by management and the independent auditor and it therefore does not have an independent basis to determine whether management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures. Accordingly, the Committee's reviews of the company's financial statements and its discussions with the company's senior financial management team and the independent auditor do not guarantee that the Company's financial statements have been prepared in accordance with generally accepted accounting principles or that the audit has been carried out in accordance with generally accepted auditing standards.

     In reliance on the reviews and discussions described in this report and on the report of the independent auditor, the Audit Committee recommended to the
                                  -18-
 Board of Directors that it approve the inclusion of the company's audited financial statements in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the SEC.

 MEMBERS OF THE AUDIT COMMITTEE
 HARRY R. BAKER (CHAIRMAN)
 WALTER ALEXANDER
 GARY W. FREELS
 DENNIS J. KUESTER

                INDEPENDENT AUDITOR FEES

     During the last fiscal year, Andersen billed aggregate fees for various services in the following categories:

 AUDIT FEES

     Audit fees for professional services rendered for the audit of the company's financial statements for 2001 and review of the unaudited financial statements included in the company's quarterly report on Form 10-Q for the third quarter 2001 were $182,613.

 FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Andersen did not perform any professional services in 2001 with respect to the company's information systems, management of the company's local area network, or the design or implementation of a hardware or software system that aggregates source data for the company's financial statements or generates information significant to the statements.

 ALL OTHER FEES

     Andersen's aggregate fees billed in 2001 for services to the company other than fees for services described under "Audit Fees" were $30,850. These fees represented professional services relating primarily to accounting and tax issues.

               RELATIONSHIP WITH INDEPENDENT AUDITOR

    Upon the recommendation of the Audit Committee, the Board has appointed Arthur Andersen LLP as independent auditor to audit the books, records and accounts of the company for the fiscal year ending December 31, 2002. Representatives of Andersen will be present at the annual meeting and will have an opportunity to make a statement or respond to appropriate questions.

     Andersen was also appointed as the company's independent auditor for the 2001 fiscal year. The firm of Wipfli Ullrich Bertleson LLP ("Wipfli") previously served as the company's independent auditor. As the company previously reported in a Form 8-K dated October 19, 2001:
                                  -19-
 o the reports of Wipfli on the company's financial statements for the two fiscal years ended December 31, 2000 and 1999 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles;

 o in connection with the audits for the two most recent fiscal years and through October 19, 2001, there were no disagreements with Wipfli on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would have caused Wipfli to make reference to them in its report on the financial statements for those years if not resolved to its satisfaction;

 o during the same period ending October 19, 2001, there were no events relating to, among other things, the former auditor's concerns over the company's internal controls, the auditor's ability to rely on management's representations, the scope of the audit, or the fairness or reliability of the company's financial statements, nor was Andersen consulted by the company on any such matters; and

 o during the same period ending October 19, 2001, Andersen was not consulted regarding the application of accounting principles to a specified transaction, the type of audit option that might be rendered on the company's financial statements, any matter that was either the subject of disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, or any matter described in the preceding paragraph.
                                  -20-
                         STOCK PRICE PERFORMANCE GRAPH

     The following graph and table compare the yearly percentage change in the cumulative total shareholder return on our common stock for the period beginning December 31, 1991 and ending December 31, 2001 with the Media General Financial Services' Russell 2000 and Paper and Paper Products Indices for the same periods. The graph and table assume that the value of the investment in our common stock and each index on December 31, 1996 was $100 and that all dividends were reinvested. All price information is as of the last trading day of the fiscal year.

 [Stock Price Performance Graph deleted pursuant to Rule 304(d) of Regulation S-T. Data reported in the graph is also reported in the following tabular form in the proxy statement delivered to shareholders.]

                                   December 31
                             1991   1992    1993    1994    1995    1996    1997   1998    1999    2000    2001
 Wausau-Mosinee
 Paper Corporation          82.71   85.56  113.57   87.50  116.53  100.00  110.12   98.22   66.38  59.53  73.16
 MG Paper & Paper Products  57.03   60.00   62.69   70.05   87.05  100.00  106.20  106.32  131.98 119.85 117.69
 Russell 2000 Index         48.30   57.19   68.00   66.77   85.76  100.00  122.34  118.91  142.20 136.06 137.45

                                  -21-
                           OTHER MATTERS

     We know of no other matters to be presented at the annual meeting. If other matters now unknown are properly presented at the annual meeting, the persons named as proxies will vote in accordance with their judgment.


    Dated:  March 18, 2002.
                              By order of the Board of Directors

                              SCOTT P. DOESCHER

                              Scott P. Doescher
                              Secretary


               PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

                                    PROXY

                      WAUSAU-MOSINEE PAPER CORPORATION
          PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING
                          TO BE HELD APRIL 18, 2002

 The undersigned hereby appoint(s) San W. Orr, Jr., Richard L. Radt and Thomas
 J. Howatt, and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Wausau-Mosinee Paper Corporation that the undersigned is entitled to vote at the annual meeting of shareholders to be held on April 18, 2002 and at any adjournment thereof (the "Annual Meeting"). The proxies have the authority to vote such stock as directed on the reverse side hereof with respect to the proposals set forth in the Proxy Statement with the same effect as though the undersigned were present in person and voting such shares. For participants in the Dividend Reinvestment and Stock Purchase Plan, Common Stock Purchase Plan and the Corporations' 401(k) plan, the proxy also serves as voting instructions to the plan administrator or trustee, as applicable, of such plans to vote the shares of common stock beneficially owned by the participants in each plan. The undersigned hereby revokes all proxies heretofore given to vote at the Annual Meeting and any adjournment thereof.

 PLEASE INDICATE ON THE REVERSE SIDE OF THIS CARD HOW YOUR STOCK IS TO BE VOTED. IF NO SPECIFIC VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

                   (Continued and to be signed on reverse side.)

                         WAUSAU-MOSINEE PAPER CORPORATION
    PLEASE MARK YOUR VOTE IN THE FOLLOWING MANNER USING DARK INK ONLY <square>

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED IN
 PROPOSAL 1.

 1. Election of Directors:                                         For all except the nominees
                                          For All      Withhold    All written below
  GARY W. FREELS AND THOMAS J. HOWATT     <square>     <square>    ______________________________

 In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

                                 Please sign exactly as name appears at left.

                                 Dated _______________________________, 2002

                                  _________________________________________
                                                     Signature

                                  _________________________________________
                                             Signature if held jointly
 When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer.

    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.